DISTRIBUTOR AGREEMENT

This Agreement, is made and entered into as of this 1 day of July 2006 by and between Orbital Group, LLC, a _______ limited liability company (the "Manufacturer") and Emy’s Salsa Aji Distribution Company, Inc., a Nevada corporation (the "Distributor").

The parties hereto agree as follows:

1. ASSOCIATION

1.1 Manufacturer hereby appoints and grants Distributor the right to act as the exclusive distributor of Manufacturer's products as described in attached Exhibit A ("Products") throughout the territory described in Exhibit A (the "Territory"). Manufacturer reserves the right, exercisable from time to time, to add or discontinue Products in its sole discretion, but shall advise the Distributor as soon as practicable of its intentions to do so.

1.2 Distributor agrees not to sell or distribute the Products outside the Territory, nor to any third party who Distributor has reason to believe will, directly or indirectly, sell or ship the Products outside the Territory without Manufacturer's prior consent. Distributor shall cooperate with Manufacturer in all reasonable manners as may be requested by Manufacturer in order to prevent sales from occurring outside the Territory. At Manufacturer's request, Distributor shall furnish Manufacturer with documentation by the appropriate governmental authorities satisfactory to Manufacturer evidencing shipment of the Products into the Territory.

1.3 Distributor shall issue Manufacturer 3,000,000 fully-paid and non-assessable shares of the Common Stock, par value $0.0001 per share, of Distributor in consideration of this Agreement.

2. PRICES

2.1 Price lists to Distributor shall be as set forth in Exhibit B (as revised from time to time by Manufacturer in its sole discretion) in effect on date of shipment. Manufacturer shall sell the Products to Distributor as set forth in the price list (hereinafter referred to as the "Product Price List") attached hereto as Exhibit B. The prices of the Products are expressed in United States Dollars ("U.S. $"), F.O.B. Manufacturer's warehouse in Baltimore, Maryland, or such other warehouse or location as Manufacturer may designate from time to time, whether or not Manufacturer subsequently assists Distributor in shipping the Products to Distributor or elsewhere in the Territory.

3.   DUTIES

3.1 During the Term, Distributor, its subsidiaries, corporate parents and commonly controlled companies shall not manufacture, distribute, sell, market or promote any Products which compete or is likely to compete with any of the Products without the prior written consent of Manufacturer.

3.2  In the event any restriction against engaging in a competitive activity contained in this Section shall be determined by any court of competent jurisdiction to be unenforceable by reason if its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, the restriction set forth shall be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

3.3 Distributor shall maintain and operate such suitable establishments and inventory in the Territory for the promotion, advertising, distribution and sale of the Products adequate to meet the market requirements for said Products in the Territory and at all times maintain an efficient and adequate staff of salespersons engaged in the promotion, advertising, and sale of the Products in the Territory. Distributor shall maintain sufficient warehouse, delivery and logistical personnel to assure customer service at the highest standard possible. Distributor's sales organization shall be maintained at adequate levels in terms of absolute manpower and quality of the sales force.

3.4  Unless specifically authorized in writing by the Manufacturer, Distributor shall exercise its best efforts only to promote the sale of the Products in the Territory and to further the popularity of names, brands, logos and trademarks used in connection with the distribution and sale of the Products. Distributor shall also use its best efforts to secure and maintain a volume of sales of the Products.

3.5 Distributor shall at all times comply with and strictly observe the laws and regulations applicable in the Territory and comply with all instructions, directions, specifications, information and data which Manufacturer may give with regard to the labeling, handling, use, storage, distribution, promotion and sale of the Products. While complying with the undertakings set forth in this Agreement or any agreement with subdistributors or stores, Distributor shall require that its employees, representatives, intermediaries and agents comply with all the laws, regulations and applicable legislation in the Territory, including but not limited to, the laws that regulate the labeling or packaging of the Products. In addition, Distributor shall immediately notify Manufacturer of all the provisions and requirements set forth by any law, regulation or resolution of any authority in the Territory that may affect Manufacturer or the purchase, sale or dispatch of the Products or the resale of the Products to the customers or to others.

3.6 Distributor agrees to adhere to and comply with Manufacturer’s policies, programs and directives as from time to time communicated and to cooperate in all respects.

3.7 Distributor agrees to furnish to Manufacturer, promptly upon request, such written information as Manufacturer may, from time to time, reasonably request concerning Distributor’s sales activities to customers in the Territory.

3.8 Distributor will promptly deliver to Manufacturer a true, correct and complete list of all clients and products represented by Distributor. Such list will be revised on the anniversary date of this Agreement.

3.9 Distributor agrees to solicit business and to bear exclusively the cost of any and all selling and administrative expenses, including correspondence, telex, telephone, traveling and entertainment expenses, salaries and commissions, advertising and sales promotion expenses and generally not to commit the Manufacturer to any expenses in the Territory without the Manufacturer’s specific written authorization.

3.10 Neither Manufacturer nor Distributor is required to spend any minimum amount on advertising and/or public relations related to the Products, however, Distributor agrees to incur advertising and promotional expenditures to support the Program in a manner similar to how it supports other products it distributes.

4. ASSISTANCE BY MANUFACTURER

Manufacturer agrees to furnish Distributor with Manufacturer's samples and other sales aids as may be available from Manufacturer from time to time, in such quantities as Manufacturer reasonably determines necessary to facilitate the sale of Products in the Territory.

5. PASS-ON OF CONDITIONS

5.1 Distributor shall effectively pass on to all of its customers Manufacturer’s conditions of sale, including the limited warranty, limitation of remedy, the disclaimer and exclusion of warranties of merchantability and fitness, and the exclusion of special and consequential damages, as well as all of Manufacturer’s warnings and instructions on the use of the Products. Distributor shall indemnify and hold Manufacturer harmless from and against all liabilities and expenses that result from Distributor’s failure to effectively pass on such provisions to its customers.

5.2 Manufacturer may refuse to ship or delay the shipment of any Products on order if Distributor becomes delinquent in payment of its obligations, or exceeds established credit lines. No such refusal or delay will be deemed a termination of this Agreement by Manufacturer.

6. MINIMUM SALES LEVELS

6.1 Distributor shall not be required to purchase any minimum dollar amount of Products in the first year following the date of this Agreement. Thereafter, this Agreement will terminate if Distributor has not purchased a minimum of $15,000 of Products by the end of each one-year anniversary of this Agreement.

6.2 Distributor shall advise Manufacturer as to any applicable requirements in the Territory for the packaging of the Products. In no event may Distributor make any change, addition or modification in or to the packaging of any Product without Manufacturer's prior written consent. The Products shall have the weight, size and measurements normally used in the United States of America or those that Manufacturer may establish.

6.3 The Distributor shall advise Manufacturer as to any applicable requirements in the Territory for the labeling of the Products. In no event may the Distributor make any change, addition or modification in or to the labeling of any Product without Manufacturer's prior written consent. The Distributor shall comply with any and all requirements of Territory law in respect of the labeling of the Products, taking into consideration that the Distributor's name, unless expressly required by Territory regulations, shall not have a more prominent exposure in location, color and size than Manufacturer's Trademarks or names. Manufacturer shall sell its Products with English labels, or if otherwise agreed, English and labels in such language as is required in the Territory, but all costs and expenses incurred in translating the Products' labels into any language other than English, as well as any other costs and expenses related to any additional label require to be affixed to the Products or inserted into the packages of the Products by the Authorities (as defined hereinbelow), shall be exclusively borne and paid by Distributor. Distributor will not relabel the Products other than translation and overlabel except with the express prior written consent of Manufacturer. Distributor shall assume all responsibility and liability for any claims by the Authorities or by any other official agency and/or by any party regarding or resulting from improper or unlawful labeling and any damages resulting therefrom. Distributor shall submit for Manufacturer's written approval all labels (with their respective English translations) designed in accordance with Manufacturer's guidelines. No changes in labels once approved by Manufacturer will be made unless prior written approval has been obtained from Manufacturer.

6.4 The delivery of the Products to Distributor shall be subject to the terms usually employed by and current at the time of delivery. Manufacturer shall not be bound to deliver any order of the Products to Distributor unless a letter of credit is in effect on the date of dispatch, or the parties have mutually agreed in writing to other terms. When the Products have been delivered to Distributor's transporter, Manufacturer shall receive all the required documentation, including but not limited to, the bill of lading. Delivery of the Products to Distributor's transporter shall transfer title to the Products to Distributor, and all risk of loss of such Products shall be for Distributor's account as from such transfer of title. Distributor shall report to Manufacturer no later than one month from the date of Distributor’s receipt of the Products any deficiencies in the Products which render the Products unsaleable. Distributor shall submit one or more units of the allegedly defective Products for Manufacturer's examination. Credit will be issued or defective goods will be replaced with fresh Products if examination confirms Distributor's claims or defects.

6.5 Distributor shall place the orders for the Products to Manufacturer by email, facsimile, overnight courier service or any similar method of written communication. It is nevertheless understood that Manufacturer shall not be compelled to verify if the orders are authentic, nor if the person executing the orders in representation of Distributor is authorized therefor. Distributor agrees that all orders placed shall be subject to acceptance by Manufacturer and governed only by the terms and conditions of this Agreement and by Manufacturer's Product Price List currently in force.

6.6 (a) Any order for the Products shall be considered accepted by Manufacturer upon written confirmation sent by Manufacturer to Distributor stating that the order has been accepted.

(b) It is understood that Manufacturer's acceptance of orders from Distributor shall be subject to availability of Products taking into consideration Manufacturer's other commitments and that Manufacturer shall not be required to accept any orders involving unusual quantities or packing or labeling instructions or delivery dates that Manufacturer cannot reasonably meet. In the event Manufacturer is unable to fully satisfy any portion of an order it has accepted, it shall promptly notify Distributor. Distributor shall have five (5) days after it has received said notice to revise the order to include different Products or different quantities of Products. In the event this procedure is followed, Manufacturer shall in no event be liable to Distributor if Manufacturer decides to modify, change or discontinue any of the Products.

(c) Nothing contained in this Agreement shall require Manufacturer to sell or deliver to Distributor any Products which Manufacturer may determine to be inappropriate or unsuitable for distribution or use in the Territory.

(d) Sales of Products to Distributor shall be governed by this Agreement and by the United Nations Conventions on contracts for the international sale of goods (Vienna 1980) for international sales, if any are effected by Distributor.

6.7 (a) All payments under this Agreement shall be made in accordance with the terms set forth on Exhibit C, as it may be amended in writing from time to time by Manufacturer.

(b)  In the event that Manufacturer does not receive on the Payment Date all amounts owed by Distributor, and without prejudice to any other action that Manufacturer may pursue, said amount shall accrue interest over the balance due, calculated as from said Payment Date until the date that Manufacturer effectively receives payment hereunder, such interest at a rate per annum of two percent over the prime rate announced by Citibank, N.A. from time to time, such rate to change as and when such prior rate changes, or fifteen percent per year, as Manufacturer may elect, to be computed on the basis of a 365-day year for the number of days elapsed.

(c) Any and all payments required to be made to Manufacturer pursuant to this Agreement shall be made free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, tariffs, customs, duties, commissions, charges or withholdings, and any liabilities with respect thereto, imposed by any governmental authority of the Territory (all such taxes, levies, imposts, deductions, tariff, customs, utilities, commissions, charges or withholdings and liabilities shall hereinafter be referred to as "Taxes"). If any Taxes are required to be deducted or withheld from or in respect of any sum payable hereunder to Manufacturer (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable Manufacturer shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) Distributor shall make such deductions and (iii) Distributor shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law, provided, however, with respect to any Taxes that are required to be deducted or withheld from or in respect of any interest payments to Manufacturer, Distributor shall have no obligation pursuant to this Section.

6.8 (a) Title to the Products shall be transferred to Distributor at the time Manufacturer delivers the Products to Distributor's transporter at Manufacturer's distribution center located in Baltimore, Maryland, USA, or such other distribution center as Manufacturer may use from time to time. At such time, all risks of the loss of the Products shall be transferred to Distributor. Manufacturer reserves the right to change the place of transfer of Products and/or risk of loss of the Products to Distributor, through notification served on Distributor in writing with fifteen days advance notice.

(b) At all times throughout the term of this Agreement, Distributor shall procure and maintain comprehensive general liability insurance, written on an occurrence form, with appropriate limits to be mutually agreed upon by the parties hereto, and which shall name Manufacturer as an additional named insured. Such insurance shall provide coverage for any damages arising out of or in any way resulting from Products furnished under this Agreement, including, without limitation: (i) bodily injury, sickness or disease, including death; (ii) property damage; and (iii) contractual assumption of liability under this Agreement. All insurance policies shall provide that any cancellation, lapse, expiration, reduction in amount or material -change in the coverage, shall be not be effective as to Manufacturer until at least 30 days after receipt by Manufacturer of written notice by such insurers of such cancellation, lapse, expiration, reduction or change. Each policy required by this section shall provide that such insurance shall be primary insurance without any right of contribution from any other insurance carried by Manufacturer. All insurance required by this section shall be procured and maintained in financially sound and generally recognized responsible insurance companies authorized to write such insurance. On or before the date of this Agreement, Distributor shall deliver to Manufacturer duplicate copies of insurance policies, binders or certificates of insurance evidencing compliance with the requirements of this section. At least 15 days prior to the expiration of any such policy, Distributor shall furnish Manufacturer with evidence that such policy has been renewed or replaced.

7. PRODUCTS REGISTRATION.

Distributor shall inform Manufacturer of any and all permits, licenses or other governmental or non-governmental authorizations that are necessary to sell, distribute or promote the Products in the Territory, and it shall be the responsibility of Distributor to obtain all such approvals, registrations and permissions and otherwise to comply with all laws and governmental regulations with respect to the sale of the Products within the Territory.

8. INTELLECTUAL PROPERTY RIGHTS

   8.1 Manufacturer hereby grants to Distributor, and Distributor hereby accepts, during the Term of this Agreement and within the Territory, the non-exclusive and non-transferable license (without the right to sublicense, except as may be approved by Manufacturer in advance, in writing) to use and employ the trademarks, trade dress, logos, and copyrights as more fully described on Exhibit A hereof (the “Marks”) and the goodwill and selling processes, which Manufacturer has for the packaging, labeling, warehousing, using, advertising, marketing and selling (hereinafter referred to as "Intellectual Property Rights") of the Products solely in connection with the exercise of Distributor's rights to sell Products hereunder. Nothing herein shall be construed as a grant by Manufacturer to Distributor of any right to sublicense the Intellectual Property Rights.

8.2 Distributor shall, at its own cost, comply with all of Manufacturer 's technical specifications and instructions related to the packaging, labeling, warehousing, using and selling of the Products. Distributor agrees to conform to the standards of quality which Manufacturer shall from time-to-time establish.

(a) Distributor acknowledges the ownership of the Marks by Manufacturer, agrees that it will do nothing inconsistent with such ownership, and that all use of the Marks and of the Intellectual Property Rights by Distributor and all good will developed therefrom shall inure to the benefit of and be on behalf of Manufacturer. Distributor agrees that nothing in this Agreement shall give Distributor any right, title, or interest in the Marks or the Intellectual Property Rights other than the right to Use the Marks and the Intellectual Property Rights in accordance with this Agreement and Distributor agrees that it will not attack the title of Manufacturer to the Marks or the Intellectual Property Rights, the validity of the Marks or the Intellectual Property Rights, any rights of Manufacturer that may have arisen from this Agreement, or the validity of this Agreement.

(b) Distributor shall not use the Marks in any way except as expressly set forth herein without the prior, express written consent of Manufacturer. Under no circumstances shall Distributor, at any time, directly or indirectly, use the Marks (or any designs of the Products) or other proprietary information as part of Distributor's corporate or trade name. Upon termination of this Agreement, Distributor shall remove all references to Manufacturer from its letterheads, advertising literature and places of business, and shall not thereafter use, directly or indirectly, any similar or deceptive name or trademark intending to give the impression that there is any relationship between the parties or that the Distributor has the right to utilize in any way, shape or form any Marks or other Intellectual Property Rights.

(c) Manufacturer has the right to use any Products designed and used by Distributor and/or Manufacturer as part of Distributor’s obligation under this Agreement in any manner Manufacturer may deem beneficial to the exploitation of the Marks anywhere in the world, including, but not limited to, the production, sale and distribution of the Licensed Products through a third party contractor or a new Distributor, should this License expire or terminate for any reason (with no right to a Winding Up Period) prior to the fulfillment of any outstanding orders or as otherwise necessary to protect the reputation and goodwill of the Marks. Distributor shall be entitled to reimbursement for actual out-of-pocket expenses associated with the duplication of art work, designs, patterns, etc. developed by Distributor (which shall be duplicated and forwarded to Manufacturer promptly after requested by Manufacturer) for use as set forth in this paragraph.

(d)  Manufacturer shall be deemed the author, with the right but not the obligation in its sole discretion, to register a claim to any copyright within an art work or a writing that is developed by Distributor as part of the obligations of Distributor toward the Products. Distributor agrees that all such copyrighted artwork and writings are a work for hire, and shall be protected as the sole and exclusive property of Manufacturer. In the event any such artwork and writings are deemed to not be works for hire, Distributor hereby assigns all copyright rights in and to the artwork and writings to Manufacturer. Distributor agrees to execute such documents as may be requested by Manufacturer to give effect to this provision. Distributor shall place a legally sufficient copyright notice which protects the rights of Manufacturer on each and every design, style, garment, creation or writing which is capable of protection pursuant to the copyright laws of the appropriate jurisdiction. Any public distribution of goods bearing copyrightable works of Manufacturer by Distributor without a copyright notice as required above, if not authorized, is a violation of this Agreement.

(e)  CONFIRMATION OF OWNERSHIP: Whenever requested by Manufacturer, whether during the Licensed Term or thereafter, Distributor shall execute such documents or applications as Manufacturer may deem necessary to confirm Manufacturer’s ownership of all their rights, to maintain the validity of the Marks and the copyright(s) referred to above in Section 7.2, and to obtain, or maintain any registration thereof.

(f)  LABELS/PACKAGING: Except as otherwise expressly set forth herein, Distributor shall not relabel or repackage the Products, or add or delete any label, hangtag and/or packaging thereto. Distributor understands the importance of maintaining the security and integrity of all labeling used on the Products, and Distributor agrees to use its best efforts to maintain a strict, accurate and current inventory of all labels throughout the manufacturing process of the Products so as to preclude any diversion of the labels, and, if any such diversion occurs, Distributor agrees to notify Manufacturer in writing immediately upon discovery thereof.

(g)  TRADEMARK REGISTRATION: In the event the Territory includes countries in which one or more of the Marks has not yet been registered, Manufacturer has the right, but not the obligation, to obtain trademark registration of any of the Marks in such countries. Manufacturer makes no representation or warranty that the Marks will be registered or are registerable in the Territory, and the failure to obtain or maintain registrations thereof shall not be deemed a breach hereof by Manufacturer. Notwithstanding Manufacturer’s failure to seek registration of any Marks in any country, Distributor shall have no right to seek any such registration, nor shall Distributor acquire any right, title or interest in any of the Marks as a result of the rights granted to it herein.

(h)  Distributor shall notify Manufacturer promptly of any actual or threatened infringements, imitations, or unauthorized use of the Marks by third parties of which Distributor becomes aware. Manufacturer shall have the sole right, at its expense, to bring any action on account of any such infringements, imitations or unauthorized use, and Distributor shall cooperate with Manufacturer, at Manufacturer’s expense, as Manufacturer may reasonably request, in connection with any such action brought by Manufacturer. Manufacturer shall retain any and all damages, settlement and/or compensation paid in connection with any such action brought by Manufacturer. In no event shall Manufacturer be responsible to Distributor for any damages that may result from said infringement(s).

8.3 Distributor hereby recognizes that Manufacturer and Manufacturer's Intellectual Property Rights, have an established and highly respected prestige and reputation by both business and the public. Therefore, it is essential to this Agreement and to Manufacturer that in the import, distribution, marketing, promotion and sale of the Products, the high quality standards and excellent reputation established by Manufacturer and its affiliated entities are maintained at all times. Distributor hereby agrees not to harm or discredit in any way the reputation and the prestige of Manufacturer and Manufacturer’s Intellectual Property Rights and the Products.

9.  CUSTOMER SERVICING

Distributor shall maintain in the Territory sufficient inventory of the Products so as to permit filling and shipping against current customer orders normally shipped from Distributor's warehouse stock for a minimum of one (1) month. Distributor agrees to notify Manufacturer if it opens any new offices or branches or closes or ceases to operate through one of its offices or branches.

10.  ORDERS/ACCEPTANCE/PRICE AND TERMS

10.1 All orders from Distributor are subject to approval and final acceptance by Manufacturer. For nonstandard Products which are sold to Distributor for resale, the price shall be as quoted to Distributor at time of inquiry, provided that the inquiry is within thirty (30) calendar days of order entry.

10.2 All payments to Manufacturer by Distributor shall be in United States currency.

11.  WARRANTY AND FORCE MAJEURE

11.1 Manufacturer warrants that all Products delivered hereunder shall be of Manufacturer's standard quality. MANUFACTURER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED: THERE ARE NO IMPLIED WARRANTIES INCLUDING WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.2 Manufacturer shall not be liable for damages resulting from delays in shipment or inability to ship due to normal production and shipment delays or those resulting from acts of God, fires, floods, wars, sabotage, accidents, labor disputes or shortages, plant shutdown or equipment failure, voluntary or involuntary compliance with any law, order, rule or regulation of governmental agency or authority; or inability to obtain material (including power and fuel), equipment or transportation, or arising from any other contingency, circumstances or event beyond the control of the Manufacturer.

11.3 Distributor shall not be penalized for its failure to meet sales objectives resulting from delays in shipment or inability to ship due to normal production and shipment delays or those resulting from acts of God, fires, floods, wars, sabotage, accidents, labor disputes or shortages, plant shutdown or equipment failure, voluntary or involuntary compliance with any law, order, rule or regulation of governmental agency or authority; or inability to obtain material (including power and fuel), equipment or transportation, or arising from any other contingency, circumstances or event beyond the control of the Distributor.

12.  LIMITATION OF LIABILITY

12.1 No claims of any kind, whether as to materials delivered or for nondelivery of materials from Manufacturer, and whether arising in tort or contract, shall be greater in amount than the purchase price of the Products in respect of which such damages are claimed; and the failure to give notice of the claim to Manufacturer where the order was placed within sixty (60) calendar days from the date fixed for delivery shall constitute a waiver by Distributor of all claims in respect of such Products. In no event shall Manufacturer be liable for special, indirect or consequential damages. Any claim with respect to defective Products or breach of warranty must be promptly made and shall apply to Products properly used, stored, applied and maintained.

13. RELATIONSHIP BETWEEN MANUFACTURER AND DISTRIBUTOR

Distributor is not an agent, employee or legal Distributor of Manufacturer, but an independent contractor. Distributor does not have any authority to assume or create any obligation or responsibility on behalf of Manufacturer or bind Manufacturer in any manner whatsoever. The relationship between manufacturer and Distributor is that of vendor and vendee. Distributor further agrees to defend, indemnify and hold Manufacturer harmless including without limitation, reasonable attorneys’ fees, from and against any and all claims of third parties that would not have arisen but for an act or omission by Distribution that is contrary to the above-acknowledged relationship or any other term hereof.

14.  TERM/CANCELLATION

14.1 This Agreement shall become effective as of the date hereof upon execution by an officer or other authorized representative of the Manufacturer in the United States and by an officer or other authorized representative of Distributor and shall remain in effect thereafter for a period of one (1) year unless previously terminated by either party for any reason upon not less than thirty (30) calendar days prior written notice to the other party. The Agreement shall automatically renew for successive periods of one (1) year each (provided either party may terminate for any reason upon not less than thirty (30) days prior written notice to the other party), unless either party provides written notice to the other that it does not wish the Agreement to renew no more than thirty (30) days prior to the end of the then in effect period.

14.2 Without limitation, the following events shall constitute grounds for termination by Manufacturer upon ten (10) days prior written notice:

(a) if Distributor shall file or have filed against it a petition in bankruptcy or insolvency or if Distributor shall make an assignment for benefit of its creditors of if Distributor's viability as a going concern should, in Manufacturer's judgment, become impaired;

(b) if Distributor fails to provide and maintain a proper and sufficient sales force;

(c) if Distributor degrades and places in bad repute the name and reputation of Manufacturer expressly or by virtue of its methods of handling and/or promoting the Products;

(d) if Distributor fails to meet any other of its obligations hereunder;

(e) upon a change of control of Distributor (defined to be mean change in a majority of the board of directors, of issuance or transfer to stockholders who are not stockholders on the date of this Agreement of shares representing in excess of fifty (50%) percent of the voting stock of Manufacturer, or

(e) if Distributor fails to purchase from Manufacturer more than $10,000 of Products in any three consecutive month period.

14.3 Except as may be otherwise determined pursuant to the laws of the jurisdiction where Distributor has its principal office, Manufacturer shall have no liability to Distributor by any reason of any termination or cancellation of this Agreement by Manufacturer, including without limitation, liability for direct or indirect damages on account of loss of income arising from anticipated sales, compensation, or for expenditures, investments, leases or other commitments or for loss of goodwill or business opportunity or otherwise.

14.4 Upon termination by either Manufacturer of Distributor, Manufacturer shall have the option, but shall not be obligated, to buy back from Distributor any new unsold Products purchased from Manufacturer, at the prices charged to Distributor, less Manufacturer's then applicable restocking charge, if any, and less any additional expenses incurred by Manufacturer arising out of termination by Distributor

15.  NONDISCLOSURE

All information transferred or otherwise revealed to Distributor by Manufacturer under this Agreement, including but not limited to, engineering information, manufacturing information, technology, know-how and price books or lists, will at all times remain Manufacturer's property. Distributor shall at all times hold such information confidential and shall not disclose any such information if not otherwise within the public domain. Upon any termination of this Agreement, or as Manufacturer directs from time to time, Distributor shall promptly return all such information to Manufacturer, together with any copies or reproductions thereof. Distributor's obligations under this section shall survive any termination of the Agreement.

16.  CERTAIN PRACTICES

(a) Distributor acknowledges that certain laws of the United States impose fines or penalties on Manufacturer in the event Manufacturer makes payments to foreign government officials for the purpose of influencing those officials in making a business decision favorable to Manufacturer. In addition, Manufacturer and Distributor may be subject to similar laws or requirements of the country of destination of the Products. Distributor agrees upon reasonable request by Manufacturer to give Manufacturer reasonable written assurance that the Distributor has done nothing to cause liability to Manufacturer under the above-mentioned laws.

(b) Distributor shall indemnify and hold harmless Manufacturer for any damage incurred by Manufacturer as a result of any violations of Sections 3.5 or 16 hereof.

17.  NOTICES

All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been served or delivered:

(a)  when personally served or delivered to one party by the serving or delivering party; or

(b) when deposited in the mail, postage prepaid by the serving or delivering party addressed to the other party at the addresses set forth on the first page of this Agreement.

The parties may amend the person and address to which notice is provided by written notice to the other party from time to time.

18.  VARIOUS

18.1 This Agreement constitutes the entire and only agreement between the Manufacturer and Distributor with respect to its subject matter and there are no understandings or representations of any kind, express, implied, oral, written statutory or otherwise, not expressly set forth herein. No alteration or modification of this Agreement shall be binding unless in writing and signed by the party to be bound thereby.

18.2 This Agreement is not assignable in whole or in part by Distributor without the express written consent of Manufacturer.

18.3 If Distributor consists of either two or more individuals or partners, each shall execute this Agreement on behalf of Distributor and each individual signing shall be jointly and severally liable to Manufacturer with respect to the obligations of Distributor under this Agreement.

18.4 This Agreement shall be interpreted and enforced in accordance with the laws of the State of Maryland, without reference to principles of conflicts of laws.

18.5 Any controversy or claim arising under or in relation to this Agreement, or the breach thereof, or the relations between Distributor and Manufacturer shall be settled by arbitration by one arbitrator in the City of Baltimore, Maryland administered by the American Arbitration Association under the then applicable General Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided however, that the arbitrator shall be bound by the laws of the State of Maryland and shall have no power to extend this Agreement beyond its termination date, nor to order reinstatement or other continuation of the parties' relationship after termination, nor to award punitive, consequential, multiple, incidental or any other damages in excess of the economic damages actually sustained by the claimant. If, and only if, the arbitrator shall determine that either party's position in arbitration was not maintained in good faith, then the arbitrators shall award the other party a reasonable attorney's fee. Any judgment shall state the basis for the judgment. The choice of law governing any and all questions and issues in any way related to this Agreement, except as set forth in the above paragraph) shall be the laws of the State of Maryland.

18.6 Distributor recognizes that the Products possess a special, unique and extraordinary character which makes difficult the assessment of monetary damages which Manufacturer might sustain by an unauthorized use. Distributor agrees that irreparable injury would be caused by Distributor by such unauthorized use, and that injunctive relief would be appropriate in the event of breach of this Agreement. The loser of said action shall pay any and all reasonable costs, expenses, attorney's fees and disbursements incurred by the other party with respect thereto.

18.7 In addition, if after notice to Distributor, Distributor fails to take any action which Distributor is obligated to take hereunder the Manufacturer shall have the right and option, but not the duty, to bring an action for specific performance to compel such action. Each of Manufacturer and Distributor shall pay all of its own costs and expenses incurred in connection with any action for specific performance under this Section 18.7.

This Section 18.7 shall be an exception to the mandatory arbitration provision set forth above.

18.8 The failure of a party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered or deemed to be a waiver nor considered or deemed to deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

18.9 This Agreement is a complete statement of all agreements among the parties with respect to the subject matter hereof. Any amendment, modification, alteration, change or waiver must be in writing.

18.10 If any provisions of this Agreement is for any reason declared to be invalid or unenforceable, the validity of the remaining provisions shall not be affected thereby.

18.11 The recitals, Schedules and Exhibits are hereby incorporated in this Agreement. Paragraph headings are used solely for convenience and should not be given any weight in the interpretation of this Agreement.

18.12 The parties each warrant the following: (1) that the delivery of this Agreement has been duly authorized by all requisite corporate action of its company; (2) that the execution and delivery of this Agreement does not violate its Articles of Incorporation or By-laws, or any contract or commitment to which it is a party or by which it is bound; and (3) that it is not a party to any suit, action, administrative proceeding, or investigation which, if successful, would have a material, adverse effect on its properties, financial conditions or business..

18.13 This Agreement's terms and conditions were freely negotiated. Manufacturer drafted the Agreement for the convenience of the parties only. As such, the language shall be interpreted without regard to any rule, law or presumption requiring the language to be construed, interpreted or applied against Manufacturer.

18.14 Manufacturer reserves all rights not specifically granted to Distributor hereunder.

18.15 The parties hereto represent that they have each consulted with counsel of their own choosing in connection with the negotiation and execution of this agreement or have knowingly chosen not to do so.

ORBITAL GROUP, LLC.:

By:___________________________
Name: Andrew Uribe
Title: Manager

EMY’S SALSA AJI DISTRIBUTION COMPANY, INC.:

By:___________________________
Name: Jean Young
Title: Vice President

Exhibit A

Products Line:

Mild Salsa
Spicy Salsa

Territory:
New York
New Jersey
Connecticut
Vermont
Massachusetts
Maine
Rhode Island

Exhibit B
Distributor Price List

Exhibit C
Payment Terms and Conditions